SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                (Amendment No. 1)


                    Under the Securities Exchange Act of 1934






                     QUEST FOR VALUE DUAL PURPOSE FUND, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                     Capital
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    748343209
--------------------------------------------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               CUSIP NO. 748343209
--------------------------------------------------------------------------------

(1)    Names of Reporting Persons.  S.S. or I.R.S. Identification
       Nos. of Above Persons:  Sierra Trading               Tax ID#:22-2968640
--------------------------------------------------------------------------------

(2)    Check the Appropriate Box if a Member of a Group (See Instructions)

       (a)

       (b)
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  New Jersey
--------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each      (5) Sole Voting
      Reporting Person With                            Power:               --
                                                 (6) Shared Voting
                                                       Power:               -0-
                                                 (7) Sole Dispositive
                                                       Power:               --
                                                 (8) Shared Dispositive
                                                       Power:               -0-
--------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person:  -0-
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------

(11)    Percent of Class Represented by Amount in Row (9):  0%
--------------------------------------------------------------------------------

(12)     Type of Reporting Person (See Instructions):  BD
--------------------------------------------------------------------------------

                               CUSIP NO. 748343209
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.  S.S. or I.R.S. Identification
     Nos. of Above Persons:  Sierra Enterprises Group, L.L.C. Tax ID#:22-2968645
--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)

     (b)
--------------------------------------------------------------------------------

(3)  SEC Use Only
--------------------------------------------------------------------------------

(4)  Citizenship or Place of Organization:  New Jersey
--------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each    (5) Sole Voting
      Reporting Person With                          Power:                --
                                               (6) Shared Voting
                                                     Power:                -0-
                                               (7) Sole Dispositive
                                                     Power:                --
                                               (8) Shared Dispositive
                                                     Power:                -0-
--------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person:      -0-
--------------------------------------------------------------------------------


(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------

(11)    Percent of Class Represented by Amount in Row (9):  0%
--------------------------------------------------------------------------------

(12)     Type of Reporting Person (See Instructions):  PN
--------------------------------------------------------------------------------

                               CUSIP NO. 748343209
--------------------------------------------------------------------------------

(1)     Names of Reporting Persons.  Andrew J. Shechtel
--------------------------------------------------------------------------------

(2)     Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)

        (b)
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  New Jersey
--------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each   (5) Sole Voting
      Reporting Person With                         Power:                  --
                                              (6) Shared Voting
                                                    Power:                 -0-
                                              (7) Sole Dispositive
                                                    Power:                  --
                                              (8) Shared Dispositive
                                                    Power:                 -0-
--------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person:  -0-
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------

(11)    Percent of Class Represented by Amount in Row (9):  0%
--------------------------------------------------------------------------------

(12)     Type of Reporting Person (See Instructions):  IN
--------------------------------------------------------------------------------

                               CUSIP NO. 748343209
--------------------------------------------------------------------------------

(1)     Names of Reporting Persons.  C. Fred Taylor
--------------------------------------------------------------------------------

(2)     Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)

        (b)
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  New Jersey
--------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each    (5) Sole Voting
      Reporting Person With                          Power:                  --
                                               (6) Shared Voting
                                                     Power:                 -0-
                                               (7) Sole Dispositive
                                                     Power:                  --
                                               (8) Shared Dispositive
                                                     Power:                 -0-
--------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person:  -0-
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------

(11)    Percent of Class Represented by Amount in Row (9):  0%
--------------------------------------------------------------------------------

(12)     Type of Reporting Person (See Instructions):  IN
--------------------------------------------------------------------------------

                               CUSIP NO. 748343209
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.  David Gelbaum
--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)

     (b)
--------------------------------------------------------------------------------

(3)  SEC Use Only
--------------------------------------------------------------------------------

(4)  Citizenship or Place of Organization:  New Jersey
--------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each     (5) Sole Voting
      Reporting Person With                           Power:                --
                                                (6) Shared Voting
                                                      Power:                -0-
                                                (7) Sole Dispositive
                                                      Power:                --
                                                (8) Shared Dispositive
                                                      Power:                -0-
--------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person:  -0-
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------

(11)    Percent of Class Represented by Amount in Row (9):  0%
--------------------------------------------------------------------------------

(12)     Type of Reporting Person (See Instructions):  IN
--------------------------------------------------------------------------------

Item 1(a).  Name Of Issuer:  Quest for Value Dual Purpose Fund, Inc.
--------------------------------------------------------------------------------

Item 1(b). Address of Issuer's Principal Executive Offices: Oppenheimer Tower, World Financial Center, New York, New York 10281
--------------------------------------------------------------------------------

   Item 2(a).  Name of Persons Filing:      *Sierra Trading
                                             Sierra Enterprises Group, L.L.C.
                                             Andrew J. Shechtel
                                             C. Fred Taylor
                                             David Gelbaum
--------------------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office or, if None, Residence:
            33 Witherspoon Street, 3rd Floor, Princeton, New Jersey  08542
--------------------------------------------------------------------------------

Item 2(c).  Citizenship: Sierra Trading, A New Jersey General Partnership
                         Sierra Enterprises Group, L.L.C., A New Jersey Limited
                              Liability Company
                         Andrew J. Shechtel, U.S. Citizen
                         C. Fred Taylor, U.S. Citizen
                         David Gelbaum, U.S. Citizen
--------------------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:  Capital
--------------------------------------------------------------------------------

Item 2(e).  CUSIP No.:  748343209
--------------------------------------------------------------------------------

Item 3. If This Statement Is Filed Pursuant to Rules 13d-1(b), or 13d-2(b), check whether the Person Filing is a

       (a)  [*X] Broker or Dealer registered under Section 15 of the Act.

       (b)  [  ] Bank as defined in section 3(a)(6) of the Act.

       (c)  [  ] Insurance company as defined in section 3(a)(19) of the Act.

       (d) [ ] Investment Company registered under section 8 of the Investment Company Act.

       (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

       (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment fund; see Rule 13d-1(b)(1)(ii)(H).

       (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7).

       (h)  [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4.  Ownership

         (a)    Amount Beneficially Owned (as of March 24, 1997):  0

         (b)    Percent of Class (as of March 24, 1997):  0%

         (c)    Number of Shares as to which such person has:

                (i)  sole power to vote or to direct the vote       --
                                                                ----------

               (ii) shared power to vote or to direct the vote        0
                                                                  ----------

               (iii) sole power to dispose or to direct the disposition of   --

               (iv)  shared power to dispose or to direct the disposition of  0


Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company. N/A

Item 8.  Identification and Classification of Members of the Group.  N/A

Item 9.  Notice of Dissolution of Group.  N/A

Item 10.  Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                     September 3, 1997
                                     (Date)



                                     /s/ Andrew J. Shechtel
                                     _________________________________
                                     (Signature)



                                     Andrew J. Shechtel/Member
                                     _________________________________
                                     ANDREW J. SHECHTEL,  As a Member Of SIERRA
                                     ENTERPRISES  GROUP,  L.L.C.,  The Managing
                                     General Partner of Sierra Trading

                             EXHIBIT TO SCHEDULE 13G
                             FILED BY SIERRA TRADING

         RE: QUEST FOR VALUE DUAL PURPOSE FUND, INC.

         Pursuant to the requirement of 240.13d-1(f)(1)(iii), this Exhibit shall constitute our written agreement that the Schedule 13G to which this Exhibit is attached is filed on behalf of Sierra Trading, Sierra Enterprises Group, L.L.C., the managing general partner of Sierra Trading, and on behalf of Andrew J Shechtel, C. Fred Taylor and David Gelbaum, each of whom are members of Sierra Enterprises Group, L.L.C., regarding our respective beneficial ownership in the above-captioned equity security.

                                 SIERRA TRADING

                                 BY:   SIERRA ENTERPRISES GROUP, L.L.C.,
                                       MANAGING GENERAL PARTNER


                                       BY: Andrew J. Shechtel/Member
                                           _____________________________________
                                           ANDREW  J.  SHECHTEL,  As a Member
                                           Of SIERRA ENTERPRISES GROUP , L.L.C.,
                                           The  Managing   General   Partner  of
                                           Sierra Trading




By:   /s/ Andrew J. Shechtel
      ______________________
Name: Andrew J. Shechtel


By:   /s/ C. Fred Taylor
      ______________________
Name: C. Fred Taylor


By:   /s/ David Gelbaum
      ______________________
Name: David Gelbaum